Exhibit 5.1

LLR Rechtsanwälte PartG mbB Mevissenstraße 15 D-50668 Köln		Prof. Dr. Stefan Siepelt *
Prof. Klaus Gennen [1,2]
Biofrontera Aktiengesellschaft		Christoph Heinen
Hemmelrather Weg 201		Christoph Legerlotz ** [1]
51377 Leverkusen		Michael Schwartzkopff *
Guido Theißen [3]
Telefon	+49(221)55400- 130 130	Dr. Moritz Vohwinkel [4]
Fax	+49(221)55400-191	Dr. Markus J. Goetzmann, LL.M.[1]
E-Mail	till.freyling@LLR.de	Martin W. Huff
Rechtsanwalt	Till Freyling	Jochen Dütemeyer [1]
Aktenzeichen	00486/20 TF TF / TF TF	Till Freyling
S. Theodor Bücher, LL.M.
Köln, den 25.02.2021		Dr. Markus T. Bagh, LL.M. [4,5]
Dr. Daniel Stille, LL.M. [1]
Biofrontera AG/ Issuance and Sale of American Depositary Shares		Bastian Gierling [6]

Dear Sir, dear Madam,

We have acted as German legal counsel to Biofrontera AG, Leverkusen (“Company”) in relation to the public offering (“Offering”) of (i) ordinary no-par shares (“New Shares”) of the Company representing a notional participation in the Company’s registered capital of EUR 1.00 each and (ii) American Depositary Shares evidenced by American Depositary Receipts (“ADSs”), each representing two (2) ordinary Shares, in a maximum nominal amount of EUR 8.969.870. For the avoidance of doubt, the ADSs are not created from the New Shares, but from existing shares which are provided by a shareholder of the Company in the context of a share loan (“Underlying Shares”). This opinion letter is being furnished in connection with the Registration Statement (as amended through the date hereof, the “Registration Statement”) on Form F-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on 22 January 2020 (File number 333-236021), and last amended on February 12, 2020, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement and accompanying base prospectus relating to the ADSs filed with the Commission pursuant to Rule 424(b) under the Securities Act (collectively the “Prospectus”).

Dr. Dennis Groh, LL.M.[4]
Dr. Sebastian Roßner, M.A.
Dr. Lasse Pütz
Martin Götte ° Per Kristian Stöcker Laura-Sophie Walter
Thomas Lubig
Lukas Jönsson

Fachanwältin/Fachanwalt für
1 Arbeitsrecht
2 Informationstechnologierecht
3 Steuerrecht 4 gewerblichen Rechtsschutz 5 Urheber- und Medienrecht 6 Verwaltungsrecht

° Immobilienökonom (EBS)
* auch Büro Brüssel
** auch Büro Helsinki
(jeweils nicht örtlich zugelassen)

Büro Köln
Mevissenstraße 15
D–50668 Köln
Telefon: +49 (0)221 55400-0
Telefax: +49 (0)221 55400-190
www.llr.de

Büro Brüssel
Rue Marie de Bourgogne 58
B–1000 Brüssel
Telefon: +32 (0)2 2908977
Telefax: +32 (0)2 2908979

Büro Helsinki
Mannersheimintie 8
FIN–00100 Helsinki
Telefon: +358 (0)10 3208450
Telefax: +358 (0)10 3208401

LLR Legerlotz Laschet
und Partner Rechtsanwälte
Partnerschaft mbB
Sitz: Registrierung:
Köln AG Essen PR 3609

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Basis of the Opinion

For the purpose of this opinion, we have examined the following documents:

-	The articles of association of the Company, as registered with the electronic commercial register (Handelsregister) of Cologne, Germany, as of the date of this opinion;

-	the Rules of Procedure of each of the Company’s supervisory board and its management board;

-	an electronic excerpt from the commercial register of the local court of Cologne as of the date hereof with respect to the Company,

-	the Registration Statement,

-	the Prospectus,

-	the audited annual financial statements of the Company as of December 31, 2019 and the semi-annual financial report of the company as of June 30, 2020 which was subject to an auditor’s review performed by the Company´s auditor (together the “Company’s Financial Statements”).

Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

-	That each document we reviewed is true, correct and fully up to date, and has not been amended, waived or revoked after the date of the respective document, and that all material supplied to us has been supplied in full and has not subsequently been altered or amended;

-	the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

-	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution;

-	that the information contained in the excerpt from the commercial register regarding the status of the Company is accurate, complete and updated;

-	that all signatures and dates on all documentation examined by us are genuine, and that the identities of the signatories are as stated;

-	that no contracts, resolutions, declarations or other documents (other than the documents examined by us) exist and that no other facts exist which would have an effect on the statements made herein;

-	that the said excerpt from the commercial register of Cologne duly reflects all facts subject to registration.

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Qualifications

The opinion is furthermore subject to the following qualifications:

-	This opinion is limited to matters of German law, as effective today and currently applied by German courts and interpreted by German legal literature. We express no opinion with respect to the laws of any other jurisdictions. We have not investigated any law other than German law. Insofar as documents we have reviewed are subject to laws other than Germany, we explicitly express no opinion to the content or construction of these documents under the respective foreign law, but only regarding their content and construction if they were subject to German law;

-	In rendering this opinion we have relied on matters of information obtained from the Company and other sources we reasonably believe to be credible;

-	We do not opine on whether the consequences of the capital measure will lead to a change of control or comparable effects that may have detrimental consequences on the Company;

-	We have, in our capacity as legal counsel, not performed a financial audit of the accounts and books of the Company regarding the question if the Underlying Shares are fully paid and non-assessable; instead we have relied on the correctness of the Company’s Financial Statements which do not show any shares of the Company that are not fully paid in (nicht voll eingezahlt) or assessable (nachschusspflichtig);

-	We assume no obligation to notify you of any changes to this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Germany which may occur in the future;

-	Our opinion is limited to the corporate power and authority of the Company. We make no statements, in particular, on whether the Company has all necessary permits to legally conduct its business.

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Opinion

Based on the assumptions and qualifications set out above, we are of the opinion that:

-	The Company is a German public limited company (Aktiengesellschaft) duly incorporated and validly existing under the laws of Germany and registered with the German commercial register.

-	The Underlying Shares are validly issued, fully paid, and nonassessable (nicht nachschusspflichtig).

Reliance and limitation of liability

This opinion is limited to the matters stated herein and is not to be read as extending by implication to any other matter. This opinion letter is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to Section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for all benefit of third parties (Vertrag mit Schutzwirkung zu Gunsten Dritter) and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law, including purchasers of ADSs. We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed with the Commission for incorporation by reference in the Registration Statement and to the reference to us in the Prospectus.

This opinion and its construction are exclusively subject to the laws of Germany. Place of venue for all claims under or in context of this opinion is Cologne.

Yours faithfully

/s/ Till Freyling	/s/ Michael Schwartzkopff
(Till Freyling)	(Michael Schwartzkopff)

Rechtsanwalt	Rechtsanwalt